EXHIBIT 99.3

FOR IMMEDIATE RELEASE: NEWS
October 11, 2004

HYPERSPACE® ANNOUNCES ENHANCEMENTS FOR HYPERTUNNEL™ CLIENT SOFTWARE

New Enhancements Allow Wider Deployment for HyperTunnel™ Client Software

DENVER, Colorado, October 11, 2004 — HyperSpace® Communications Inc., (AMEX: HCO.U or HCO_U) a software provider of application acceleration products, today announced the addition of Deterministic Networks, Incorporated’s highly specialized “Deterministic Network Enhancer” driver to the company’s HyperTunnel™ product. HyperTunnel™ allows enterprises and ISPs to reduce costs and improve network application performance by providing encrypted, bi-directional acceleration for wide area networks, web traffic, images, network applications such as Microsoft® Outlook, and client server applications.

The new enhancements, available immediately, further improve the performance and highly reliable nature of the company’s unique driver-based approach to acceleration of remote and mobile user application traffic.  The company’s driver architecture approach eliminates configuration problems frequently associated with the proxy-based approach used by competitors and the DNE driver is a hardened technology that has been proven for heavy network use by the industry’s leading VPN providers prior to being included into the HyperTunnel™ product.  Additionally, these enhancements allow the HyperTunnel™ product to be deployed on older Windows operating systems, such as Windows 98, used by certain segments of the customer-bases of HyperSpace® ISP customers and prospects.  The company is offering trial evaluation licenses of both products from the company’s web-site at www.ehyperspace.com.

“The advanced DNE driver architecture in HyperTunnel™ is in direct response to requests from our customers and prospects in the enterprise and ISP markets who liked the unique features in the HyperTunnel™ product but needed a solution that has the reliability of a VPN client and can be deployed on all Windows machines, including Windows 98.” says Mark Endry, HyperSpace® Chief Executive Officer.

About HyperSpace®
HyperSpace® is a Colorado-based software company specializing in data and application acceleration.  HyperSpace® develops, manufactures and markets, worldwide, two software product lines:  HyperWeb™ and HyperTunnel™. HyperSpace® products accelerate, optimize and secure web-based and client/server applications and communications over narrowband and broadband wide area networks and service provider networks, both wired and wireless.  Virtually any company can benefit from HyperSpace® software to reduce telecommunication costs, eliminate network servers and improve application performance resulting in productivity gains. The company’s products are used by customers across industries and around the world including ABN AMRO, Deutsche Bank, British Petroleum, PeopleSoft, Farmers Insurance, UBS PaineWebber, Dex Media, Hunter Douglas, Nokia, Telecom Italia, Amway, BP, Dish Network, Alltel, TNT, and EDS among others.
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Contact:
HyperSpace Communications, Inc.
Barbara Coy:         303.566.6532             bcoy@ehyperspace.com
John Yeros:           303.566.6510   jpyeros@ehyperspace.com                                        www.ehyperspace.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding HyperSpace® Communications, Inc.’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s final prospectus relating to this offering.